UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 14, 2005

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283

(Address of principal executive offices)

Registrant’s telephone number, including area code: (610) 687-5253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Signatures
PRESS RELEASE DATED JANUARY 14, 2005

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation

On January 14, 2005, Airgas, Inc. (the “Company”) announced that it amended and restated its senior credit facility with a syndicate of banks. The five-year $450 million senior unsecured credit facility (the “Credit Agreement”) consists of a $308 million and C$50 million (the U.S. dollar equivalent of $42 million) revolving credit line and a $100 million term loan. The Credit Agreement amends and restates the Company’s credit agreement dated July 30, 2001, (the “2001 Agreement”), which would have matured in July 2006. Initial borrowings under the Credit Agreement were $299 million at a borrowing rate of LIBOR plus 95 basis points. The initial borrowing rate under the Credit Agreement compares favorably to LIBOR plus 200 basis points under the 2001 Agreement. The Credit Agreement was effective on January 14, 2005 and matures in January 2010. The U.S. dollar obligations of the Company under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries and the Canadian dollar obligations of the Company under the Credit Agreement are guaranteed by the Company’s foreign subsidiaries. All of the guarantor subsidiaries are wholly owned. The guarantees are full and unconditional and are made on a joint and several basis. The Company will file the Credit Agreement as an Exhibit to its Form 10-Q filing for the period ended December 31, 2004.

A press release describing the Company’s refinancing of its credit facility is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	None

(b)	None

(c)	Exhibits.

     99.1 — Press Release dated January 14, 2005

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant and Co-Registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC. (Registrant) BY: /s/ Robert M. McLaughlin Robert M. McLaughlin Vice President & Controller	AIRGAS EAST, INC.
AIRGAS GREAT LAKES, INC.
AIRGAS MID AMERICA, INC.
AIRGAS NORTH CENTRAL, INC.
AIRGAS SOUTH, INC.
AIRGAS GULF STATES, INC.
AIRGAS MID SOUTH, INC.
AIRGAS INTERMOUNTAIN, INC.
AIRGAS NORPAC, INC.
AIRGAS NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS SOUTHWEST, INC.
AIRGAS WEST, INC.
AIRGAS SAFETY, INC.
RUTLAND TOOL & SUPPLY CO., INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
RED-D-ARC, INC.
AIRGAS DATA, LLC

(Co-Registrants)

BY:	/s/ Robert M. McLaughlin

Robert M. McLaughlin
Vice President

ATNL, INC. (Co-Registrant)

BY:	/s/ Melanie Andrews

Melanie Andrews
President

DATED: January 20, 2005